UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The description of the Employment Agreement described under Item 5.02 (and as defined therein) is incorporated in this Item 1.01 by reference. A copy of the form of Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item  5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, VAALCO Energy, Inc. (“the Company”) announced the appointment of Cary Bounds as its Chief Executive Officer and as a member of the Board of Directors, effective December 29, 2016.

Mr. Bounds, age 49,  has been the Company’s Chief Operating Officer since July 2015 and its Interim Chief Executive Officer since the departure of Mr. Guidry in September 2016.  Mr. Bounds has over 25 years of domestic and international asset management, business development, planning and technical engineering experience at large, multinational energy companies as well as at mid-sized and larger independent E&P companies. Prior to joining the Company, Mr. Bounds served as Noble Energy, Inc.’s (NYSE: NBL) Business Unit Manager and Vice President Noble Energy EG with responsibility for Noble’s operations in Equatorial Guinea from May 2013 to June 2015. Prior to that, he served as Noble’s Country Manager, North Sea from April 2010 to May 2013. Prior to Noble, Mr. Bounds was the Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. from 2007 to 2010 and served as their Country Manager in Mozambique from 2007 to 2010.  Mr. Bounds holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Mr. Bounds’ annual base salary will be $400,000 and his 2017 annual cash bonus opportunity will be targeted at 100% of his base salary. Mr. Bounds will receive an immediate award of 185,185 shares of restricted common stock, which will vest in three equal installments on the first three anniversaries of the date of grant, and 375,039 time-vested stock options, one-third of which vest immediately and two-thirds of which will also vest in two equal installments on the first and second anniversaries of the date of grant, each subject to his continued employment with the Company.  The exercise price of the options is the closing price of the Company’s stock on the date of grant. Mr. Bounds will also be eligible for awards under the Company’s 2014 Long-Term Incentive Plan, with a target annual award equal to 200% of his annual base salary.

There are no understandings or arrangements between Mr. Bounds and any other person pursuant to which he was selected to serve as the Chief Executive Officer of the Company. There are no relationships between Mr. Bounds and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

A copy of the press release naming Mr. Bounds as the Company’s Chief Executive Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company has entered into an amended and restated employment agreement with Mr. Bounds (the “Employment Agreement”), effective December 29, 2016. The initial term of the Employment Agreement commences on December 29, 2016 and ends on December 31, 2017, subject to earlier termination upon notice or certain other conditions, and will be extended for successive one-year terms if neither party gives the other party notice of their intention to terminate the Employment Agreement 60 days’ prior to the end of the term.

The Employment Agreement provides Mr. Bounds with certain severance benefits if his employment is terminated due to death or disability, by the Company without Cause (as defined in the Employment Agreement), or by Mr. Bounds for Good Reason (as defined in the Employment Agreement), including in connection with a Change in Control (as defined in the Employment Agreement). Specifically, the Employment Agreement provides that, upon a termination of Mr. Bounds’ employment by the Company without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, Mr. Bounds will receive, among other benefits, a cash severance payment at least equal to fifty percent (50%) of his annual base salary then in effect plus fifty percent (50%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked). If Mr. Bounds’

employment is terminated by the Company without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death  or disability, in each case within one year following a Change in Control, then the Company shall provide Mr. Bounds with a cash severance payment at least equal to one hundred and fifty percent (150%) of his annual base salary then in effect plus one hundred and fifty percent (150%) of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The summary herein is qualified in its entirety by reference to Mr. Bounds’ Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between the Company and Cary Bounds
99.1	Press Release, dated January 3, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.

(Registrant)

Date:  January 3, 2017

By:/s/ Elizabeth D. Prochnow

Name: Elizabeth D. Prochnow

Title:Controller and Chief Accounting Officer

Exhibit Index

8

Exhibit Number	Description
10.1 99.1	Employment Agreement between the Company and Cary Bounds Press Release, dated January 3, 2017